Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Plan Administrator of the Ames National Corporation 401(k) Profit Sharing Plan Ames, Iowa

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ames National Corporation of our report dated October 3, 2007, with respect to the statement of net assets available for benefits of Ames National Corporation 401(k) Profit Sharing Plan as of December 31, 2006, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2006.

/s/ Clifton Gunderson LLP

West Des Moines, Iowa
October 22, 2007